SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE TO
                                  (Rule 13e-4)
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                            COMVERSE TECHNOLOGY, INC.
         (Name of Subject Company (Issuer) and Filing Person (Offeror))
           Options to Purchase Common Stock, Par Value $0.10 Per Share
                         (Title of Class of Securities)

                                    20586240
                      (CUSIP Number of Class of Securities)

                            170 Crossways Park Drive
                            Woodbury, New York 11797
                                 (516) 677-7200
           (Name, Address, and Telephone Numbers of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)

                                    Copy to:

       William F. Sorin, Esq.                        Jeffrey Nadler, Esq.
    General Counsel and Secretary                 Weil, Gotshal & Manges LLP
      Comverse Technology, Inc.                        767 Fifth Avenue
      170 Crossways Park Drive                     New York, New York 10153
      Woodbury, New York 11797                          (212) 310-8000
           (516) 677-7200

================================================================================
     Transaction valuation*                          Amount of Filing Fee
--------------------------------------------------------------------------------
          $96,776,507                                     $19,356
================================================================================
* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 23,731,947 shares of common stock of Comverse Technology, Inc. having an aggregate value of $96,776,507 as of May 21, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement, or the Form or Schedule and the date of its filing.

          Amount Previously Paid: Not Applicable   Filing Party: Not Applicable
                                  --------------                 --------------
         Form or Registration No.: Not Applicable   Date Filed: Not Applicable
                                   --------------               --------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]      third-party tender offer subject to Rule 14d-1.
[X]      issuer tender offer subject to Rule 13e-4.
[ ]      going-private transaction subject to Rule 13e-3.
[ ]      amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

TENDER OFFER

         Comverse Technology, Inc., a New York corporation (the "Company"), is filing this Tender Offer Statement on Schedule TO (the "Statement") under
Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the offer to exchange outstanding options to purchase the Company's common stock, par value $0.10 per share, on the terms and subject to the conditions described in the Offer to Exchange Options to Purchase Common Stock, dated May 22, 2002 (the "Offer to Exchange"), and the related attachments thereto. The Offer to Exchange is attached to this Statement as Exhibit (a)(i) and the related documents are attached to this Statement as exhibits, which, as they may be amended or supplemented from time to time, constitute the "Offer."

ITEM 1.       SUMMARY TERM SHEET.

         The information set forth under "Summary of Terms" in the Offer to Exchange is incorporated herein by reference.

ITEM 2.       SUBJECT COMPANY INFORMATION.

         (a) Our name is Comverse Technology, Inc. We are a New York corporation, and the address and telephone number of our principal executive office is 170 Crossways Park Drive, Woodbury, New York 11797, and our telephone number is (516) 677-7200.

         (b) The information set forth in the Offer to Exchange under "Summary of Terms," Section 1 ("Terms of the Offer; Number of Options; Expiration Date"),
Section 6 ("Acceptance of Eligible Options for Exchange and Cancellation and Issuance of Replacement Options") and Section 9 ("Source and Amount of Consideration; Terms of Replacement Options") is incorporated herein by reference.

         (c) The information set forth in the Offer to Exchange under Section 8 ("Price Range of Common Stock") is incorporated herein by reference.

ITEM 3.       IDENTITY AND BACKGROUND OF FILING PERSON.

         (a) The information set forth under Item 2(a) above and Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Eligible Options") in the Offer to Exchange is incorporated herein by reference.

ITEM 4.       TERMS OF THE TRANSACTION.

         (a) The information set forth in the Offer to Exchange under "Summary of Terms," Section 1 ("Terms of the Offer; Number of Options; Expiration Date"),
Section 4 ("Procedures"), Section 5 ("Change in Election"), Section 6 ("Acceptance of Eligible Options for Exchange and Cancellation and Issuance of Replacement Options"), Section 7 ("Conditions of the Offer"), Section 9 ("Source and Amount of Consideration; Terms of Replacement Options"), Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Eligible Options"), Section 11 ("Status of Eligible Options Acquired by Us in the Offer"), Section 12 ("Legal Matters; Regulatory Approvals"), Section 14 ("Material Tax Consequences"), Section 15 ("Extension of Offer; Termination; Amendment") is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Eligible Options") is incorporated herein by reference.

ITEM 5.       PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND   AGREEMENTS.

         (e) The information set forth in the Offer to Exchange under Section 9 ("Source and Amount of Consideration; Terms of Replacement Options") and Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Eligible Options") is incorporated herein by reference.

ITEM 6.       PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

         (a) The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under Section 6 ("Acceptance of Eligible Options for Exchange and Cancellation and Issuance of Replacement Options") and Section 11 ("Status of Eligible Options Acquired by Us in the Offer") is incorporated herein by reference.

         (c)      Not applicable.

ITEM 7.       SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         (a) The information set forth in the Offer to Exchange under Section 9 ("Source and Amount of Consideration; Terms of Replacement Options") and Section 16 ("Fees and Expenses") is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under Section 7 ("Conditions of the Offer") is incorporated herein by reference.

         (d) Not applicable.

ITEM 8.       INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

         (a) - (b) The information set forth in the Offer to Exchange under
Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Eligible Options") is incorporated herein by reference.



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

ITEM 9.       PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

         (a) The information set forth in the Offer to Exchange under Section 16 ("Fees and Expenses") is incorporated herein by reference.

ITEM 10.      FINANCIAL STATEMENTS.

         (a) The information set forth (i) in the Offer to Exchange under
Section 17 ("Additional Information") and (ii) on pages F-1 through F-28 of the Company's Annual Report on Form 10-K for its fiscal year ended January 31, 2002. The book value per share of Common Stock as of January 31, 2002 was $8.68.

ITEM 11.      ADDITIONAL INFORMATION.

         (a) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Eligible Options") and Section 12 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

         (b) Not applicable.

ITEM 12. EXHIBITS.

         (a)(i)       Offer to Exchange, dated May 22, 2002.

         (a)(ii) E-mail communication to Comverse Technology, Inc. employees, dated May 22, 2002.

         (a)(iii) Materials used in PowerPoint Presentation to Comverse Technology, Inc. employees.

         (a)(iv)      Website Login Page.

         (a)(v)       Election Form.

         (a)(vi)      Form of Receipt of Election.

         (a)(vii)     Form of Election Confirmation.

         (a)(viii) Comverse Technology, Inc. Annual Report on Form 10-K for the fiscal year ended January 31, 2002, filed with the Securities and Exchange Commission on April 30, 2002, and incorporated herein by reference.

         (b)          Not applicable.

         (d)(i) Comverse Technology, Inc. 1987 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1987).

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

         (d)(ii) Comverse Technology, Inc. 1994 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1994).

         (d)(iii) Comverse Technology, Inc. 1995 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1995).

         (d)(iv) Comverse Technology, Inc. 1996 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1996).

         (d)(v) Comverse Technology, Inc. 1997 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held January 13, 1998).

         (d)(vi) Comverse Technology, Inc. 1999 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held October 8, 1999).

         (d)(vii) Comverse Technology, Inc. 2000 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held September 15, 2000).

         (d)(viii) Comverse Technology, Inc. 2001 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held June 15, 2001).

         (d)(ix) Amarex Technology, Inc. 1996 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 28, 1999).

         (d)(x) Boston Technology, Inc. 1989 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

         (d)(xi) Boston Technology, Inc. 1994 Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

         (d)(xii) Boston Technology, Inc. 1996 Amended and Restated Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

         (d)(xiii) Exalink Ltd. Israeli Employee Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

         (d)(xiv) Exalink Ltd. 2000 U.S. Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26,
                      2000).

         (d)(xv) Gaya Software Industries Ltd. Share Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

         (d)(xvi) InTouch Systems, Inc. Second Amended and Restated 1996 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 19, 1999).

         (d)(xvii) Loronix Information Systems, Inc. 1992 Stock Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

         (d)(xviii) Loronix Information Systems, Inc 1995 Director Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

         (d)(xix) Loronix Information Systems, Inc. 1999 Nonstatutory Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

         (d)(xx)      Form of Stock Option Agreement.

         (g)          None.

         (h)          None.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

         Not applicable.


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

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                       COMVERSE TECHNOLOGY, INC.


                                       By:   /s/ William F. Sorin
                                          -------------------------------------
                                          Name:  William F. Sorin
                                          Title: General Counsel and Secretary
May 22, 2002












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

                                  EXHIBIT INDEX

Exhibit
Number          Description
------          -----------

(a)(i)          Offer to Exchange, dated May 22, 2002.

(a)(ii) E-mail communication to Comverse Technology, Inc. employees, dated May 22, 2002.

(a)(iii) Materials used in PowerPoint Presentation to Comverse Technology, Inc. employees.

(a)(iv)         Website Login Page.

(a)(v)          Election Form.

(a)(vi)         Form of Receipt of Election.

(a)(vii)        Form of Election Confirmation.

(a)(viii) Comverse Technology, Inc. Annual Report on Form 10-K for the fiscal year ended January 31, 2002, filed with the Securities and Exchange Commission on April 30, 2002 and incorporated herein by reference.

(b)             Not applicable.

(d)(i) Comverse Technology, Inc. 1987 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1987).

(d)(ii) Comverse Technology, Inc. 1994 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1994).

(d)(iii) Comverse Technology, Inc. 1995 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1995).

(d)(iv) Comverse Technology, Inc. 1996 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1996).

(d)(v) Comverse Technology, Inc. 1997 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held January 13, 1998).

(d)(vi) Comverse Technology, Inc. 1999 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held October 8, 1999).

(d)(vii) Comverse Technology, Inc. 2000 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held September 15, 2000).

(d)(viii) Comverse Technology, Inc. 2001 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held June 15, 2001).

(d)(ix) Amarex Technology, Inc. 1996 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 28, 1999).

(d)(x) Boston Technology, Inc. 1989 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

(d)(xi) Boston Technology, Inc. 1994 Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16,
                1998).

(d)(xii) Boston Technology, Inc. 1996 Amended and Restated Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

(d)(xiii) Exalink Ltd. Israeli Employee Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

(d)(xiv) Exalink Ltd. 2000 U.S. Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

(d)(xv) Gaya Software Industries Ltd. Share Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

(d)(xvi) InTouch Systems, Inc. Second Amended and Restated 1996 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 19, 1999).

(d)(xvii) Loronix Information Systems, Inc. 1992 Stock Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

(d)(xviii) Loronix Information Systems, Inc 1995 Director Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

(d)(xix) Loronix Information Systems, Inc. 1999 Nonstatutory Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

(d)(xx)         Form of Stock Option Agreement.

(g)             None.

(h)             None.









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